Exhibit 99

Snap-on Announces First Quarter 2024 Results

Diluted EPS of $4.91, including a $0.16 per share benefit from a legal payment, compares to $4.60 in Q1 2023;
Operating margin before financial services of 22.9% compares to 22.0% in Q1 2023;
Sales of $1,182.3 million consistent with last year

KENOSHA, Wis. — April 18, 2024 — Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the first quarter of 2024.
•Net sales of $1,182.3 million in the first quarter of 2024 represented a decrease of $0.7 million, or 0.1%, from 2023 levels, reflecting a $9.9 million, or 0.8%, organic sales decline, partially offset by $6.7 million of acquisition-related sales and $2.5 million of favorable foreign currency translation.
•Operating earnings before financial services for the quarter of $270.9 million compared to $259.8 million in 2023. As a percentage of net sales, operating earnings before financial services were 22.9% in the first quarter compared to 22.0% last year.
•Financial services revenue in the quarter of $99.6 million compared to $92.6 million in 2023; financial services operating earnings of $68.3 million compared to $66.3 million last year.
•Consolidated operating earnings for the quarter of $339.2 million, or 26.5% of revenues (net sales plus financial services revenue), compared to $326.1 million, or 25.6% of revenues, last year.
•The first quarter effective income tax rate was 22.2% in 2024 and 23.1% in 2023.
•Net earnings in the quarter of $263.5 million, or $4.91 per diluted share, compared to net earnings of $248.7 million, or $4.60 per diluted share, a year ago.
•In the quarter, operating earnings before financial services and consolidated operating earnings included an $11.3 million benefit for payments received associated with a legal matter (the “legal payment”); net earnings included an $8.8 million, or $0.16 per diluted share, after-tax benefit from the legal payment.
See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.
“We’re encouraged by our first quarter 2024 results, achieved against the general uncertainty and turbulence of this time,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “Despite the varying levels of confidence among technicians served through our Snap-on Tools franchised van channel, we believe our growth with customers in critical industries and with repair shop owners and managers demonstrates the broad strength of our individual operations, the resilience of our multiple markets, and the substantial opportunities along our runways for growth. As we move forward, we’ll continue pivoting our focus to match technician preferences in this period, we’ll maintain our momentum with repair shops and with critical industries, and we’ll reinforce our brand with significant new products. In addition, we’ll remain engaged in our Snap-on Value Creation Processes to maximize capacity for ongoing advancement, resisting and overcoming the headwinds of the day. Finally, the
- more -

power of our enterprise is dependent on the experience and capability of Snap-on people worldwide. I want to thank both our franchisees and our associates for their valuable contributions to our company, for their steadfast dedication to our team, and for their unshakable belief in our future.”
Segment Results
Commercial & Industrial Group segment sales of $359.9 million in the quarter compared to $363.8 million last year, reflecting a $9.2 million, or 2.5%, organic sales decline and $1.4 million of unfavorable foreign currency translation, partially offset by $6.7 million of acquisition-related sales. The organic decrease is primarily due to declines in both the segment’s power tools and Asia-Pacific operations, partially offset by higher activity with customers in critical industries.
Operating earnings of $55.4 million in the period compared to $55.8 million in 2023. The operating margin (operating earnings as a percentage of segment sales) of 15.4% compared to 15.3% last year.
Snap-on Tools Group segment sales of $500.1 million in the quarter compared to $537.0 million last year, reflecting a $37.5 million, or 7.0%, organic sales decline, partially offset by $0.6 million of favorable foreign currency translation. The organic decrease is due to lower activity in the U.S. operations, partially offset by higher sales in the segment’s international operations.
Operating earnings of $117.3 million in the period compared to $131.7 million in 2023. The operating margin of 23.5% compared to 24.5% a year ago.
Repair Systems & Information Group segment sales of $463.8 million in the quarter compared to $446.6 million last year, reflecting a $14.7 million, or 3.3%, organic sales increase and $2.5 million of favorable foreign currency translation. The organic gain includes increased activity with OEM dealerships and higher sales of undercar equipment.
Operating earnings of $112.9 million in the period compared to $104.6 million in 2023. The operating margin improved 90 basis points to 24.3% in the quarter from 23.4% last year.
Financial Services operating earnings of $68.3 million on revenue of $99.6 million in the quarter compared to operating earnings of $66.3 million on revenue of $92.6 million a year ago. Originations of $301.7 million in the first quarter represented an increase of $0.8 million, or 0.3%, from 2023 levels.
Corporate expenses in the first quarter of $14.7 million, including a benefit from the legal payment, compared to $32.3 million last year.
Outlook
We believe that our markets and our operations possess and have demonstrated continuing and considerable resilience against the uncertainties of the current environment. In 2024, Snap-on expects to make ongoing progress along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, we project that capital expenditures in 2024 will be in the range of $100 million to $110 million, of which $21.8 million was incurred in the first three months of the year.
Snap-on currently anticipates that its full-year 2024 effective income tax rate will be in the range of 22% to 23%.

- more -

Conference Call and Webcast on April 18, 2024, at 9:00 a.m. Central Time
A discussion of this release will be webcast on Thursday, April 18, 2024, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.
Non-GAAP Measures
References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.
About Snap-on
Snap-on Incorporated is a leading global innovator, manufacturer, and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks including those working in vehicle repair, aerospace, the military, natural resources, and manufacturing. From its founding in 1920, Snap-on has been recognized as the mark of the serious and the outward sign of the pride and dignity working men and women take in their professions. Products and services are sold through the company’s network of widely recognized franchisee vans, as well as through direct and distributor channels, under a variety of notable brands. The company also provides financing programs to facilitate the sales of its products and to support its franchise business. Snap-on, an S&P 500 company, generated sales of $4.7 billion in 2023, and is headquartered in Kenosha, Wisconsin.
Forward-looking Statements
Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 30, 2023, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.
# # #
- more -

For additional information, please visit www.snapon.com or contact:
Investors:                                Media:
Sara Verbsky                                Samuel Bottum
262/656-4869                                262/656-5793

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Three Months Ended
	March 30,	April 1,
	2024	2023

Net sales	$1,182.3	$1,183.0
Cost of goods sold	(585.6)	(593.4)
Gross profit	596.7	589.6
Operating expenses	(325.8)	(329.8)
Operating earnings before financial services	270.9	259.8

Financial services revenue	99.6	92.6
Financial services expenses	(31.3)	(26.3)
Operating earnings from financial services	68.3	66.3

Operating earnings	339.2	326.1
Interest expense	(12.5)	(12.4)
Other income (expense) – net	18.1	15.2
Earnings before income taxes	344.8	328.9
Income tax expense	(75.2)	(74.6)
Net earnings	269.6	254.3
Net earnings attributable to noncontrolling interests	(6.1)	(5.6)
Net earnings attributable to Snap-on Inc.	$263.5	$248.7

Net earnings per share attributable to Snap-on Inc.:
Basic	$4.99	$4.69
Diluted	4.91	4.60

Weighted-average shares outstanding:
Basic	52.8	53.0
Effect of dilutive securities	0.9	1.1
Diluted	53.7	54.1

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Three Months Ended
	March 30,	April 1,
	2024	2023
Net sales:
Commercial & Industrial Group	$359.9	$363.8
Snap-on Tools Group	500.1	537.0
Repair Systems & Information Group	463.8	446.6
Segment net sales	1,323.8	1,347.4
Intersegment eliminations	(141.5)	(164.4)
Total net sales	1,182.3	1,183.0
Financial Services revenue	99.6	92.6
Total revenues	$1,281.9	$1,275.6

Operating earnings:
Commercial & Industrial Group	$55.4	$55.8
Snap-on Tools Group	117.3	131.7
Repair Systems & Information Group	112.9	104.6
Financial Services	68.3	66.3
Segment operating earnings	353.9	358.4
Corporate	(14.7)	(32.3)
Operating earnings	339.2	326.1
Interest expense	(12.5)	(12.4)
Other income (expense) – net	18.1	15.2
Earnings before income taxes	$344.8	$328.9

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	March 30,	December 30,
	2024	2023
Assets
Cash and cash equivalents	$1,121.0	$1,001.5
Trade and other accounts receivable – net	827.5	791.3
Finance receivables – net	604.9	594.1
Contract receivables – net	116.6	120.8
Inventories – net	970.5	1,005.9
Prepaid expenses and other current assets	135.6	138.4
Total current assets	3,776.1	3,652.0

Property and equipment – net	534.7	539.3
Operating lease right-of-use assets	74.4	74.7
Deferred income tax assets	78.4	76.0
Long-term finance receivables – net	1,290.6	1,284.2
Long-term contract receivables – net	413.6	407.9
Goodwill	1,071.3	1,097.4
Other intangible assets – net	277.7	268.9
Pension assets	130.4	130.5
Other long-term assets	19.6	14.0
Total assets	$7,666.8	$7,544.9

Liabilities and Equity
Notes payable	$15.2	$15.6
Accounts payable	257.4	238.0
Accrued benefits	70.5	64.4
Accrued compensation	67.9	102.9
Franchisee deposits	73.7	73.3
Other accrued liabilities	505.0	447.4
Total current liabilities	989.7	941.6

Long-term debt	1,184.9	1,184.6
Deferred income tax liabilities	88.3	79.2
Retiree health care benefits	21.2	21.8
Pension liabilities	75.3	82.3
Operating lease liabilities	54.5	54.6
Other long-term liabilities	89.6	87.4
Total liabilities	2,503.5	2,451.5

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.5	67.5
Additional paid-in capital	527.4	545.5
Retained earnings	7,113.1	6,948.5
Accumulated other comprehensive loss	(493.3)	(449.5)
Treasury stock at cost	(2,073.7)	(2,040.7)
Total shareholders' equity attributable to Snap-on Inc.	5,141.0	5,071.3
Noncontrolling interests	22.3	22.1
Total equity	5,163.3	5,093.4
Total liabilities and equity	$7,666.8	$7,544.9

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Three Months Ended
	March 30,	April 1,
	2024	2023
Operating activities:
Net earnings	$269.6	$254.3
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.2	18.0
Amortization of other intangible assets	6.3	6.9
Provision for losses on finance receivables	18.2	14.2
Provision for losses on non-finance receivables	4.9	5.0
Stock-based compensation expense	9.8	10.2
Deferred income tax provision (benefit)	1.6	(0.2)
Gain on sales of assets	(0.2)	(0.2)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(47.9)	(22.9)
Contract receivables	(4.0)	0.2
Inventories	22.1	(13.2)
Prepaid expenses and other current assets	(3.5)	1.7
Accounts payable	23.3	(0.5)
Accrued and other liabilities	30.3	28.1
Net cash provided by operating activities	348.7	301.6

Investing activities:
Additions to finance receivables	(248.0)	(257.1)
Collections of finance receivables	207.8	207.5
Capital expenditures	(21.8)	(23.0)
Disposals of property and equipment	1.1	0.5
Other	(2.3)	(0.8)
Net cash used by investing activities	(63.2)	(72.9)

Financing activities:
Net increase (decrease) in other short-term borrowings	(0.4)	0.8
Cash dividends paid	(98.2)	(86.1)
Purchases of treasury stock	(70.2)	(87.2)
Proceeds from stock purchase plan and stock option exercises	28.3	32.8
Other	(23.7)	(12.4)
Net cash used by financing activities	(164.2)	(152.1)

Effect of exchange rate changes on cash and cash equivalents	(1.8)	—
Increase in cash and cash equivalents	119.5	76.6

Cash and cash equivalents at beginning of year	1,001.5	757.2
Cash and cash equivalents at end of period	$1,121.0	$833.8

Supplemental cash flow disclosures:
Cash paid for interest	$(13.7)	$(13.6)
Net cash paid for income taxes	(14.7)	(13.3)

Non-GAAP Supplemental Data
The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and Financial Services businesses.
The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostics, equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	March 30,	April 1,	March 30,	April 1,
	2024	2023	2024	2023

Net sales	$1,182.3	$1,183.0	$—	$—
Cost of goods sold	(585.6)	(593.4)	—	—
Gross profit	596.7	589.6	—	—
Operating expenses	(325.8)	(329.8)	—	—
Operating earnings before financial services	270.9	259.8	—	—

Financial services revenue	—	—	99.6	92.6
Financial services expenses	—	—	(31.3)	(26.3)
Operating earnings from financial services	—	—	68.3	66.3

Operating earnings	270.9	259.8	68.3	66.3
Interest expense	(12.5)	(12.4)	—	—
Intersegment interest income (expense) – net	16.7	15.7	(16.7)	(15.7)
Other income (expense) – net	18.0	15.2	0.1	—
Earnings before income taxes and equity earnings	293.1	278.3	51.7	50.6
Income tax expense	(62.3)	(61.5)	(12.9)	(13.1)
Earnings before equity earnings	230.8	216.8	38.8	37.5
Financial services – net earnings attributable to Snap-on	38.8	37.5	—	—
Net earnings	269.6	254.3	38.8	37.5
Net earnings attributable to noncontrolling interests	(6.1)	(5.6)	—	—
Net earnings attributable to Snap-on	$263.5	$248.7	$38.8	$37.5

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	March 30,	December 30,	March 30,	December 30,
	2024	2023	2024	2023
Assets
Cash and cash equivalents	$1,120.9	$1,001.3	$0.1	$0.2
Intersegment receivables	18.6	15.7	—	—
Trade and other accounts receivable – net	826.7	790.6	0.8	0.7
Finance receivables – net	—	—	604.9	594.1
Contract receivables – net	5.1	5.5	111.5	115.3
Inventories – net	970.5	1,005.9	—	—
Prepaid expenses and other current assets	140.0	143.2	8.3	7.4
Total current assets	3,081.8	2,962.2	725.6	717.7

Property and equipment – net	532.2	536.5	2.5	2.8
Operating lease right-of-use assets	73.6	73.8	0.8	0.9
Investment in Financial Services	395.5	393.9	—	—
Deferred income tax assets	53.0	51.3	25.4	24.7
Intersegment long-term notes receivable	792.8	785.6	—	—
Long-term finance receivables – net	—	—	1,290.6	1,284.2
Long-term contract receivables – net	8.1	8.3	405.5	399.6
Goodwill	1,071.3	1,097.4	—	—
Other intangible assets – net	277.7	268.9	—	—
Pension assets	130.4	130.5	—	—
Other long-term assets	36.6	30.2	0.2	0.1
Total assets	$6,453.0	$6,338.6	$2,450.6	$2,430.0

Liabilities and Equity
Notes payable	$15.2	$15.6	$—	$—
Accounts payable	256.7	236.2	0.7	1.8
Intersegment payables	—	—	18.6	15.7
Accrued benefits	70.5	64.4	—	—
Accrued compensation	66.0	99.9	1.9	3.0
Franchisee deposits	73.7	73.3	—	—
Other accrued liabilities	480.2	432.2	37.5	27.4
Total current liabilities	962.3	921.6	58.7	47.9

Long-term debt and intersegment long-term debt	—	—	1,977.7	1,970.2
Deferred income tax liabilities	88.3	79.2	—	—
Retiree health care benefits	21.2	21.8	—	—
Pension liabilities	75.3	82.3	—	—
Operating lease liabilities	54.1	54.0	0.4	0.6
Other long-term liabilities	88.5	86.3	18.3	17.4
Total liabilities	1,289.7	1,245.2	2,055.1	2,036.1

Total shareholders' equity attributable to Snap-on	5,141.0	5,071.3	395.5	393.9
Noncontrolling interests	22.3	22.1	—	—
Total equity	5,163.3	5,093.4	395.5	393.9
Total liabilities and equity	$6,453.0	$6,338.6	$2,450.6	$2,430.0

* Snap-on with Financial Services presented on the equity method.